SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 13, 2007
Commercial Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 South Sandusky Avenue, Upper Sandusky,		Ohio 43351

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Commercial Bancshares, Inc. (the “Company”) and Commercial Savings Bank (the “Bank”) have entered into a Confidential Separation Agreement and General Release (the “Agreement”) with Philip W. Kinley, the former president and Chief Executive Officer of the Company. Mr. Kinley resigned from his positions with the Company and Bank effective June 30, 2007. Mr. Kinley’s resignation was previously reported on a Form 8-K filed by the Company on June 25, 2007.
     Under the terms of the Agreement, the Company shall continue to pay salary to Mr. Kinley at the rate of $12,166.67 per month for a period of 12 months from his resignation date. These payments are allocated 25% to salary continuation and 75% to a covenant not to compete with the Company for a period of two years. The Company shall also continue to pay health, disability, and other welfare insurance plan premiums for Mr. Kinley until the earlier to occur of one year following his resignation date or the date on which he agrees to new employment. The Company shall also continue to pay Mr. Kinley’s membership at the Marion Country Club, as a part of the Bank’s corporate membership, until December 31, 2008. In addition, Mr. Kinley will retain his vested or accrued rights and benefits in the following plans: Commercial Savings Bank 401(k) Retirement Plan; 1997 Commercial Bancshares, Inc. Stock Option Plan; Commercial Savings Bank Director’s Deferred Compensation Program; and the Executive Supplemental Retirement Plan as administered by Benmark.
     Michael A. Shope, the Chairman of the Board and interim President of the Company, is receiving a salary of  $13,000 per month pursuant to a verbal understanding between Mr. Shope and the Company's Compensation Committee. Mr. Shope began receiving the stated salary as of  July 2, 2007 and is expected to continue to receive such salary until a permanent President and Chief Executive Officer of the Company is selected and begins service. Mr. Shope also receives a monthly automobile allowance of  $700 and participates in the Company's health insurance plan for secondary coverage.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Bancshares, Inc.

(Registrant)

Date August 16, 2007	/s/ Michael A. Shope

Michael A. Shope
President and Chief Executive Officer